Filed Pursuant to Rule 424(b)(3)
Registration No. 333-135123

Caterpillar Inc.

Common Stock
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This is a supplement to the prospectus, dated June 19, 2006, relating to the resale by certain selling stockholders of up to 5,341,876 shares of common stock of Caterpillar Inc. and should be read together with that prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “CAT.”  The last reported sale price of our common stock on February 1, 2007 was $64.99 per share.

As used in this prospectus supplement and the prospectus, the terms “we,” “us,” and “our” refer to Caterpillar Inc.

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Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

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Prospectus Supplement dated February 2, 2007.

SELLING STOCKHOLDERS

The information in the table appearing under the heading “Selling Stockholders” beginning on page 2 of the prospectus is amended by superceding the information below with respect to the JPMorgan Chase Foundation and removing the information in the prospectus with respect to OEP Holding Corporation.  The JPMorgan Chase Foundation acquired the shares listed below through a donation from OEP Holding Corporation.

Name	Number of Shares Owned Prior to the Offering	Number of Shares Offered Hereby

JP Morgan Chase Foundation (1)	825,603	825,603

(1)                                  The JPMorgan Chase Foundation’s Investment Committee is comprised of the following individuals: Mark Kleinman, John Marion, Dalila Wilson-Scott and Neila Radin.